Exhibit 99.1

FOR IMMEDIATE RELEASE
August 8, 2006

GEMSTAR-TV GUIDE ANNOUNCES SECOND QUARTER RESULTS

Los Angeles, California (August 8, 2006) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the quarter ended June 30, 2006, the Company reported revenues of $133.3 million, a decrease of $25.0 million from revenues of $158.3 million in the second quarter of 2005. Excluding the TV Guide magazine, revenues increased 7% versus the second quarter of 2005.

Operating income for the second quarter of 2006 was $15.2 million, which included depreciation and amortization charges of $8.6 million, compared with operating income of $2.7 million for the quarter ended June 30, 2005, which included depreciation and amortization charges of $7.0 million. The Company’s operating income for the second quarter of 2006 was positively impacted by the reversal of $8.9 million in accrued expenses due to the settlement agreement with Ms. Elsie Leung, a former CFO of the Company.

The Company reported income from continuing operations of $14.6 million, or $0.03 per share, for the second quarter of 2006, compared with a loss from continuing operations of $(7.3) million, or $(0.02) per share, for the second quarter of 2005. Net income for the second quarter of 2006 was $14.6 million, or $0.03 per share, compared with a net loss of $(5.1) million, or $(0.01) per share, in the second quarter of 2005.

Rich Battista, CEO of Gemstar-TV Guide, said, “Gemstar-TV Guide had solid second quarter results, as we continued to execute on our corporate strategy and made progress toward our goal of becoming the leading provider of television and entertainment guidance across multiple platforms. We remain committed to working to meet the needs of consumers who are seeking entertainment, information, and video guidance anywhere and everywhere. This past quarter our team focused on key product development initiatives, building new customer relationships, and the further development of our infrastructure, which is integral to our cross-platform strategy.”

First Half Consolidated Performance

For the six months ended June 30, 2006, total revenues were $277.3 million, a decline of $45.0 million, compared with revenues of $322.3 million for the six months ended June 30, 2005. Excluding the TV Guide magazine, revenues increased 11% versus the six months ended June 30, 2005.

First Half Consolidated Performance (cont’d)

Operating income for the six months ended June 30, 2006 was $22.9 million, which included depreciation and amortization charges of $16.6 million, compared with operating income of $5.7 million for the six months ended June 30, 2005, which included depreciation and amortization charges of $14.0 million. The Company’s operating income for the six months ended June 30, 2006 was positively impacted by the settlement agreement with Ms. Leung mentioned above.

For the six months ended June 30, 2006, the Company reported income from continuing operations of $23.2 million, or $0.05 per share, compared with a loss from continuing operations of $(11.7) million, or $(0.03) per share, for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 was $23.2 million, or $0.05 per share, compared with a net loss of $(8.9) million, or $(0.02) per share, for the six months ended June 30, 2005.

Second Quarter Highlights

Cable and Satellite Segment

•	TV Guide Interactive revenues increased 23% versus Q2 2005, driven by growth in licensed digital cable and satellite households.

•	TV Guide Channel distribution increased to 78.5 million households, original programming hours doubled, and total day length of tune increased by 5% versus Q2 2005.

•	TV Guide Mobile Interactive Program Guides (IPG’s) and content added domestic and international carriers.
•	The Company’s U.S. business, known as TV Guide Mobile Entertainment, signed mobile IPG distribution agreements with Cingular, Sprint and Mobile ESPN. Video programming distribution agreements were signed with Cingular and Amp’d.
•	The Company’s Japanese business, known as Mobile G-Guide, signed an agreement with Japan’s Softbank Mobile (Vodafone) adding to existing Japanese licensees DoCoMo and KDDI. As of Q2 2006, more than 7 million cell phones have G-Guide Mobile registered.

Publishing Segment

•	TV Guide magazine continued rollout of new full-size, contemporary format.
•	Total weekly average circulation was 3.4 million copies in Q2 2006, compared to guaranteed rate base of 3.2 million.

•	TV Guide Online (www.tvguide.com) revenue, and page views increased; acquisition made.
•	Revenues increased 51% and page views increased 22%, compared to Q2 2005, totaling 242 million page views.
•	Ranked #1 versus the most heavily trafficked TV information web sites in page views per unique user and average time spent per unique user.
•	Acquired www.jumptheshark.com, a popular niche online community for passionate TV viewers.

Consumer Electronics (CE) Licensing Segment

•	CE IPG revenues were up 34%, worldwide, driven by IPG technology incorporations in CE products sold in all regions.

Second Quarter 2006 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarter and six months ended June 30, 2006 and 2005, by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cable and Satellite Segment:
Revenues	$74,484	$69,467	$146,296	$134,280
Operating expenses (2)	40,465	36,992	85,643	81,505

Adjusted EBITDA(3)	34,019	32,475	60,653	52,775

Publishing Segment:
Revenues	36,795	66,035	75,164	137,040
Operating Expenses(2)	47,202	84,521	99,220	163,979

Adjusted EBITDA(3)	(10,407)	(18,486)	(24,056)	(26,939)

CE Licensing Segment:
Revenues	22,010	22,778	55,861	51,028
Operating Expenses(2)	12,854	12,743	25,803	27,462

Adjusted EBITDA(3)	9,156	10,035	30,058	23,566

Corporate Segment:
Operating Expenses(2)	8,476	14,206	26,352	29,635

Adjusted EBITDA(3)	(8,476)	(14,206)	(26,352)	(29,635)

Consolidated:
Revenues	133,289	158,280	277,321	322,348
Operating Expenses (2)	108,997	148,462	237,018	302,581

Adjusted EBITDA(3)	24,292	9,818	40,303	19,767
Stock compensation	(524)	(30)	(836)	(55)
Depreciation and amortization	(8,606)	(7,045)	(16,567)	(13,969)

Operating income	15,162	2,743	22,900	5,743
Interest income, net	6,609	3,602	11,778	6,816
Other income (expense), net	133	(231)	251	30

Income from continuing operations before income taxes	$21,904	$6,114	$34,929	$12,589

(1)  Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. In 2005, the Company sold its SkyMall business and accordingly, the operations have been reclassified from the Publishing Segment to Discontinued Operations. Additionally, certain financial statement items for the prior period have been reclassified to conform to the 2006 presentation.
(2)  Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3) Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of, and make decisions about, resource allocation to the industry segments.
(4)  Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Segment Financials

Cable and Satellite Segment

•	For the quarter ended June 30, 2006, revenues for the Cable and Satellite Segment were $74.5 million, an increase of 7% versus the prior year’s quarter. This was primarily due to a 23% increase in revenues at TV Guide Interactive, offset by a 2% decrease at TV Guide Channel.
•	Adjusted EBITDA for the Cable and Satellite Segment increased 5% to $34.0 million versus the prior year’s quarter. The increase was due to the increase in revenues noted above, offset primarily by a $3.8 million increase in TV Guide Channel programming and marketing expenses, and $0.9 million in operating expenses for TV Guide Mobile, a new business unit created in late 2005.

Publishing Segment

•	For the quarter ended June 30, 2006, revenues for the Publishing Segment were $36.8 million, a decrease of 44% versus the prior year’s quarter. As planned, the reformatted full size, full color TV Guide magazine reduced its circulation, thus decreasing circulation revenue by $15.7 million. Advertising revenue for the new magazine decreased $15.0 million relative to the digest format magazine produced in the prior year’s quarter. Revenue for TV Guide online increased 51%, to $2.3 million, versus the prior year’s quarter.
•	Adjusted EBITDA loss for the Publishing Segment improved 44% to $(10.4) million, from a loss of $(18.5) million in the second quarter of the prior year. The decrease was primarily due to a $21.2 million reduction in TV Guide magazine production costs, primarily from reduced numbers of printed copies, and an operating cost decrease of $4.9 million associated with the new reformatted TV Guide magazine. The decrease was also due to the absence of $12.4 million in expense incurred in 2005 related to the discontinued Inside TV magazine.

CE Licensing Segment

•	For the quarter ended June 30, 2006, revenues for the CE Licensing Segment were $22.0 million, a 3.4% decrease versus the prior year’s quarter. In the quarter, an increase in CE IPG revenue from incorporations of our technology was offset by decreases primarily in VCR Plus+. This decrease was largely attributable to the absence of VCR Plus+ revenues from three CE manufacturers whose VCR Plus+ license agreements have expired, and with whom we are currently negotiating new VCR Plus+ agreements. We anticipate entering into new agreements with these manufacturers before the end of the year and anticipate that the units shipped, but not yet reported to us, will be included by these new agreements.

CE Licensing Segment

•	Adjusted EBITDA for the CE Licensing Segment decreased 9%, to $9.2 million versus the prior year’s quarter. This was primarily due to the revenue reduction noted above.

Corporate Segment

•	Adjusted EBITDA loss for the Corporate Segment improved 40%, to $(8.5) million, from a loss of $(14.2) million in the second quarter of the prior year. The decrease was primarily due to the reversal of $8.9 million in accrued expenses due to the settlement agreement with Ms. Leung, mentioned above, offset by an increase in consulting and compensation costs related to our product development and technology groups and our strategic initiatives, including implementing Oracle as our centralized financial system.

Discussion of Cash and Liquidity

At June 30, 2006, our cash, cash equivalents and marketable securities were $523.0 million, excluding restricted cash of $31.4 million.

Net cash flows provided by operating activities were $60.2 million for the six months ended June 30, 2006, compared to cash used of $48.7 million for the same period last year. The increase was primarily due to the receipt of $52.4 million in income tax refunds, the release of $8.4 million in restricted cash due to the settlement agreement with Ms. Leung mentioned above, and the Company making $33.1 million in income tax payments in the first half of 2005.

TV Guide magazine incurred approximately $24 million in operating losses for the six months ended June 30, 2006. Included in these losses are initial placement order fees (approximately $2.8 million), and the costs of consumer marketing and promotion programs. We anticipate that we will incur operating losses in conjunction with TV Guide magazine operations of approximately $26 million for the remainder of 2006.

Net cash flows used in investing activities were $32.9 million for the six months ended June 30, 2006, compared to $5.3 million used in the same period last year. The increase is primarily due to $21.1 million in net marketable securities purchases. For the six months ended June 30, 2006 the Company purchased $8.9 million of property and equipment. For the remainder of 2006, we plan to make capital expenditures of approximately $25 million to $30 million.

We intend to continue to pursue various strategic initiatives to better position ourselves as the leading consumer brand for video guidance across multiple platforms. This spending primarily relates to enhancing our data infrastructure, building a digital content infrastructure, increasing production infrastructure for TV Guide Channel and upgrading our systems and information technology infrastructure, including implementing Oracle as our centralized financial system. In addition to the capital expenditures noted above, we also anticipate operating expenses associated with these initiatives, and for additional research and development activities. For the six months ended June 30, 2006, we incurred approximately $5.0 million of these operating expenses and expect to incur an additional $10 million to $15 million for the remainder of 2006. As with our business development and product development and technology groups’ costs, to the extent that these costs support company-wide initiatives or to the extent that they represent preliminary spending related to initiatives that have not been assigned to business segments, these costs will likely be included in operating expenses in our Corporate Segment.

We receive nonrefundable prepaid license fees from certain licensees. Prepaid subscriptions and license fees are included in deferred revenue on the condensed consolidated balance sheets. As of June 30, 2006, current and long-term deferred revenue totaled $530.4 million. Our liability for prepaid magazine subscriptions is limited to the unearned payments in the event customers cancel their subscriptions. Our liability for other payments is limited to a refund of unearned payments in the event that we are unable to provide service. No material refunds have been paid to date. For the six months ended June 30, 2006, we reduced our balance sheet deferred revenue by $35.2 million. We anticipate further reducing our balance sheet deferred revenues by approximately $35 million during the remainder of 2006, primarily from the recognition of deferred revenue.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Tuesday, August 8, 2006 at 2:00 p.m. PDT (5:00 p.m. EDT). Rich Battista, chief executive officer, and Bedi A. Singh, chief financial officer, will present management’s review of the second quarter’s results, followed by a question and answer period.

The conference call will also be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (800) 299-7635 (domestic) or (617) 786-2901 (international). The conference ID number is “52788640". To listen via web cast, link to the Company’s Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The conference ID number is”50556730". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile; the impact of competitive products, services and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Spot, TV Guide Channel, TV Guide Online, TV Guide Mobile and Jump the Shark are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

Financial Tables Follow

Contacts:
Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
323-817-4600	212-852-7336

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$492,341	$465,131
Restricted cash	31,447	39,484
Marketable securities	30,674	9,253
Receivables, net	69,248	77,230
Deferred tax assets, net	27,308	21,305
Current income taxes receivable	--	50,204
Other current assets	24,313	29,348

Total current assets	675,331	691,955
Property and equipment, net	51,696	51,127
Indefinite-lived intangible assets	61,800	61,800
Finite-lived intangible assets, net	99,954	107,638
Goodwill	259,524	259,524
Income taxes receivable	55,630	55,629
Deferred tax assets, long-term	273	10,143
Other assets	19,189	21,866

	$1,223,397	$1,259,682

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,688	$29,111
Accrued liabilities	147,623	166,285
Income taxes payable	7,625	3,259
Current portion of capital lease obligations	581	558
Current portion of deferred revenue	135,085	139,913

Total current liabilities	310,602	339,126
Long-term capital lease obligations, less current portion	12,419	12,715
Deferred revenue, less current portion	395,279	425,286
Other liabilities	107,243	109,349
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,466,369	8,465,785
Accumulated deficit	(7,999,684)	(8,022,885)
Accumulated other comprehensive income, net of tax	968	477
Treasury stock, at cost	(74,136)	(74,508)

Total stockholders' equity	397,854	373,206

	$1,223,397	$1,259,682

See Notes to Condensed Consolidated Financial Statements as filed in the Company's Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Cable and satellite	$74,484	$69,467	$146,296	$134,280
Publishing	36,795	66,035	75,164	137,040
Consumer electronics licensing	22,010	22,778	55,861	51,028

	133,289	158,280	277,321	322,348

Operating expenses:
Cable and satellite	40,639	36,992	85,922	81,505
Publishing	47,298	84,521	99,376	163,979
Consumer electronics licensing	12,914	12,743	25,896	27,462
Corporate	8,670	14,236	26,660	29,690

Operating expenses, exclusive of depreciation and amortization	109,521	148,492	237,854	302,636
Depreciation and amortization	8,606	7,045	16,567	13,969

	118,127	155,537	254,421	316,605

Operating income	15,162	2,743	22,900	5,743
Interest income, net	6,609	3,602	11,778	6,816
Other income (expense), net	133	(231)	251	30

Income from continuing operations before income taxes	21,904	6,114	34,929	12,589
Income tax expense	7,269	13,384	11,728	24,266

Income (loss) from continuing operations	14,635	(7,270)	23,201	(11,677)

Discontinued operations:
Income from discontinued operations	--	2,652	--	3,071
Income tax expense	--	489	--	250

Income from discontinued operations	--	2,163	--	2,821

Net income (loss)	$14,635	$(5,107)	$23,201	$(8,856)

Basic and diluted per share:
Income (loss) from continuing operations	$0.03	$(0.02)	$0.05	$(0.03)
Income from discontinued operations	--	0.01	--	0.01

Net income (loss)	$0.03	$(0.01)	$0.05	$(0.02)

Weighted average shares outstanding:
Basic	426,187	424,919	426,180	424,603
Diluted	426,256	424,919	426,234	424,603

        See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$23,201	$(8,856)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,567	14,585
Deferred income taxes	3,867	(57,841)
Other	2,674	1,726
Changes in operating assets and liabilities:
Restricted Cash	8,037	(289)
Receivables	8,341	7,172
Income taxes receivable	50,203	4,692
Other assets	8,200	8,656
Accounts payable, accrued liabilities and other liabilities	(30,123)	(32,314)
Income taxes payable	4,366	46,078
Deferred revenue	(35,179)	(32,294)

Net cash provided by (used in) operating activities	60,154	(48,685)

Cash flows from investing activities:
Investments	(2,888)	--
Purchases of marketable securities	(33,792)	(12,961)
Maturities and sales of marketable securities	12,729	14,185
Proceeds from sale of assets	8	134
Additions to property and equipment	(8,947)	(6,704)

Net cash used in investing activities	(32,890)	(5,346)

Cash flows from financing activities:
Repayment of capital lease obligations	(273)	(252)
Proceeds from exercise of stock options	122	4,304

Net cash (used in) provided by financing activities	(151)	4,052

Effect of exchange rate changes on cash and cash equivalents	97	(300)

Net increase (decrease) in cash and cash equivalents .	27,210	(50,279)
Cash and cash equivalents at beginning of period	465,131	558,529

Cash and cash equivalents at end of period	$492,341	$508,250

        See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

Revenues by Segment and Business Unit (in thousands):

Cable and Satellite Segment:

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
Cable and Satellite Segment:
TV Guide Channel	$31,230	$31,729	$(499)	(1.6)%	$66,627	$64,533	$2,094	3.2%
TV Guide Interactive	28,492	23,180	5,312	22.9%	54,450	46,758	7,692	16.4%
TVG Network	14,673	14,544	129	0.9%	25,099	22,953	2,146	9.3%
Other	89	14	75	535.7%	120	36	84	233.3%

Total	$74,484	$69,467	$5,017	7.2%	$146,296	$134,280	$12,016	8.9%

Publishing Segment:

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
Publishing Segment:
TV Guide magazine	$34,332	$65,974	$(31,642)	(48.0)%	$69,812	$134,955	$(65,143)	(48.3)%
TV Guide Online	2,281	1,509	772	51.2%	5,012	3,441	1,571	45.7%
Other	182	(1,448)	1,630	--%	340	(1,356)	1,696	--%

Total	$36,795	$66,035	$(29,240)	(44.3)%	$75,164	$137,040	$(61,876)	(45.2)%

(1)     TV Guide magazine revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters. For the three months and six months ended June 30, 2006 initial placement order fees associated with acquiring new rack space for the full-sized TV Guide were $0.5 million and $2.8 million, respectively.

CE Licensing Segment:

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent
CE Licensing Segment:
CE IPG	$14,353	$10,683	$3,670	34.4%	$31,208	$22,127	$9,081	41.0%
VCR Plus +	6,171	9,267	(3,096)	(33.4)%	21,911	23,379	(1,468)	(6.3)%
Other	1,486	2,828	(1,342)	(47.5)%	2,742	5,522	(2,780)	(50.3)%

Total	$22,010	$22,778	$(768)	(3.4)%	$55,861	$51,028	$4,833	9.5%